Exhibit 99.1

Ark Restaurants Announces Financial Results for the Third Quarter and Nine Months Ended July 3, 2010

NEW YORK--(BUSINESS WIRE)--August 13, 2010--Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the third quarter and nine month periods ended July 3, 2010.

Total revenues for the three month period ended July 3, 2010 were $35.2 million versus $31.1 million in the same period last year. Total revenues for the nine month period ended July 3, 2010 were $85.9 million versus $81.7 million in the same period last year.

EBITDA, as adjusted for non-cash stock option expense and non-controlling interests, for the three month period ended July 3, 2010 was $5,242,000 versus $3,552,000 during the same three month period last year. EBITDA, as adjusted for non-cash stock option expense and non-controlling interests, for the nine month period ended July 3, 2010 was $5,429,000 versus $5,150,000 during the same nine month period last year.

For the three months ended July 3, 2010, the Company’s net income was $2,916,000, or $0.84 per share ($0.83 per diluted share), compared to $1,597,000, or $0.46 per share ($0.46 per diluted share), for the same period last year. For the nine months ended July 3, 2010, the Company’s net income was $1,521,000, or $0.44 per share ($0.43 per diluted share), compared to $1,733,000, or $0.50 per share ($0.50 per diluted share), for the same period last year.

Company-wide same store sales increased 9% for the three month period ended July 3, 2010 compared to the same three month period last year and increased 1.1% for the nine month period ended July 3, 2010 compared to the same nine month period last year.

As of July 3, 2010, the Company had cash, cash equivalents and short term investments totaling $9,130,000 and no long-term debt.

Ark Restaurants owns and operates 20 restaurants and bars, 31 fast food concepts and catering operations. Seven restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and six fast food concepts at the MGM Grand Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ARK RESTAURANTS CORP.
Consolidated Condensed Statements of Income
For the 13 week and 39 week periods ended July 3, 2010 and June 27, 2009
(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended

	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009

TOTAL REVENUES	$35,162	$31,123	$85,852	$81,672

COST AND EXPENSES:

Food and beverage cost of sales	8,988	7,945	21,991	20,743
Payroll expenses	10,015	9,577	27,792	26,619
Occupancy expenses	4,263	4,134	12,332	12,367
Other operating costs and expenses	4,396	3,871	11,691	11,014
General and administrative expenses	2,207	2,195	7,278	6,833
Depreciation and amortization	972	917	2,892	2,687

Total costs and expenses	30,841	28,639	83,976	80,263

OPERATING INCOME	4,321	2,484	1,876	1,409

OTHER (INCOME) EXPENSE:

Interest (income) expense, net	3	(45)	(52)	(250)
Other (income) expense, net	51	(117)	45	(503)
Total other (income) expense, net	54	(162)	(7)	(753)

Income before provision for income taxes	4,267	2,646	1,883	2,162

Provision for income taxes	1,206	961	610	702

NET INCOME	3,061	1,685	1,273	1,460

Net (income) loss attributable to non-controlling interests	(145)	(88)	248	273

NET INCOME ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$2,916	$1,597	$1,521	$1,733

Net income per share of Ark Restaurants Corp. common stock
Basic	$0.84	$0.46	$0.44	$0.50
Diluted	$0.83	$0.46	$0.43	$0.50

WEIGHTED AVERAGE NUMBER OF COMMON SHARES-BASIC	3,490	3,490	3,490	3,495

WEIGHTED AVERAGE NUMBER OF COMMON SHARES-DILUTED	3,513	3,490	3,515	3,495

EBITDA Reconciliation:
Pre tax income	$4,267	$2,646	$1,883	$2,162
Depreciation and amortization	972	917	2,892	2,687
Interest	3	(45)	(52)	(250)
EBITDA (a)	$5,242	$3,518	$4,723	$4,599

EBITDA adjusted for non-cash stock option expense
and non-controlling interests:
EBITDA (as defined) (a)	$5,242	$3,518	$4,723	$4,599
Net (income) loss attributable to non-controlling interests	(145)	(88)	248	273
Non-cash stock option expense	145	122	458	278
EBITDA, as adjusted	$5,242	$3,552	$5,429	$5,150

(a)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, as it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income (loss), is included above.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com